Exhibit 10(a)

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement is entered between Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) and Oncor Electric Delivery Company LLC (“Oncor” and, together with Oncor Holdings the “Oncor Entities”), and E. Allen Nye, Jr. (“Executive”), as of October 29, 2016. The Boards of Directors of the Oncor Entities (the “Oncor Boards”) have determined that it is in the best interests of the Oncor Entities to assure that the Oncor Entities will have the continued dedication of Executive through and following the Effective Date (as defined below). The Oncor Boards believe it is important to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by the circumstances surrounding the Merger, and to encourage Executive’s full attention and dedication to the Oncor Entities prior to and following the Effective Date.

Therefore, in order to accomplish these objectives, the Oncor Boards have caused, to the extent consistent with the Oncor Entities’ respective Limited Liability Company Agreements as may be amended from time to time, the Oncor Entities to enter into this Executive Employment Agreement (this “Agreement”), and the Oncor Entities and Executive agree as follows, subject to NextEra Energy, Inc.’s approval of and consent to entry into such Agreement:

1. Employment Terms Applicable to Executive.

(a) Effective Date. This Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement will not become effective or operative (and none of the parties will have any obligations hereunder) until the date on which the transactions (the “Merger”) contemplated by that certain Agreement and Plan of Merger entered into by Energy Future Holdings Corp., Energy Future Intermediate Holding Company LLC, NextEra Energy, Inc. and EFH Merger Co. LLC, dated July 29, 2016 (the “Merger Agreement”), are consummated. Such date is referred to herein as the “Effective Date.”

(b) Employment. The Oncor Entities shall continue to employ Executive, and Executive accepts continued employment with the Oncor Entities as of the Effective Date upon the terms and conditions set forth in this Agreement, including the rights set forth in 1(c). Such employment shall be on an “at will” basis, meaning that either the Executive or any of the Oncor Entities may terminate the employment relationship at any time and for any or no reason.

(c) Position and Duties. Beginning on the Effective Date, Executive shall serve as the Chief Executive Officer of the Oncor Entities which, after the Effective Date, will be wholly-owned subsidiaries of NextEra Energy, Inc. (“NextEra Energy”), and shall have the normal duties, responsibilities and authority of similarly situated senior executives of NextEra Energy. Executive shall report to the Chief Executive Officer of NextEra Energy, who may expand or change such duties, responsibilities and authority, either generally or in specific instances.

(d) Compensation and Benefits. Following the Effective Date, Executive will be entitled to compensation (including annual base salary and short-term and long-term incentive compensation), employee benefits, and perquisites on the same basis as compensation, employee benefits, and perquisites are provided to similarly-situated senior executives of NextEra Energy, unless otherwise provided by the Compensation Committee of the Board of Directors of NextEra Energy to the extent Executive is an executive officer of NextEra Energy. Notwithstanding any other provision of this Agreement, Executive shall not be entitled to receive benefits under any NextEra plan, program, policy, practice, contract or agreement to the extent that he is receiving comparable benefits under any plan, program, policy, practice or contract or agreement of any of the Oncor Entities, including without limitation any Assumed Plans (as used herein, “Assumed Plans” shall have the meaning set forth in the Merger Agreement).

2. Termination of Employment. The Oncor Entities reserve the right to terminate the employment of Executive at any time. In the event that Executive’s employment is terminated within twenty-four months following the Merger, Executive shall be entitled to benefits under the Assumed Plans and the October 29, 2016 letter agreement among NextEra Energy, Inc., EFH Merger Co. LLC, and Executive (the “SLT Letter Agreement”) in accordance with the terms thereof. Executive also has the right to terminate his employment at any time as the employment of Executive is at will.

3. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Oncor Entities or NextEra Energy and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Oncor Entities or the SLT Letter Agreement. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement provided by the Oncor Entities at or subsequent to Executive’s termination of employment shall be payable in accordance with such plan, policy, practice or program or contract or agreement.

4. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Oncor Entities shall not be assignable by Executive

(b) This Agreement shall inure to the benefit of and be binding upon the Oncor Entities and their successors and assigns.

5. Governing Law, Headings, and Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

6. Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7. Applicability of Section 409A. If Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of the Employee’s separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit pursuant to this Employment Agreement on account of Employee’s separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of Employee’s separation from service, or (ii) if earlier, the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Employment Agreement (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), will be paid or reimbursed to Employee in a lump sum and any remaining payments and benefits due under this Employment Agreement will be paid or provided in accordance with the normal payment dates specified for them.

[Signatures are located on the next page.]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Oncor Entities have caused Executive Employment Agreement to be executed in their names on their behalf, all as of October 29, 2016.

EXECUTIVE

By	/s/ E. Allen Nye, Jr.
E. Allen Nye, Jr.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

By	/s/ Robert S. Shapard
Robert S. Shapard
Chief Executive Officer

ONCOR ELECTRIC DELIVERY COMPANY LLC

By	/s/ Robert S. Shapard
Robert S. Shapard
Chief Executive Officer

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